Artesian Resources Corporation Reports Second Quarter and
Year-To-Date 2026 Results

Newark, Delaware, August 6, 2026 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider on the Delmarva Peninsula of water and wastewater services, and other related business services, today announced second quarter and year-to-date results for 2026.

Second Quarter Results

Diluted net income per share increased 4.9% to $0.64, compared to $0.61 for the same period in 2025.  Net income for the three months ended June 30, 2026 was $6.6 million, a $0.3 million, or 4.5%, increase compared to net income recorded during the three months ended June 30, 2025.

Revenues totaled $30.7 million for the three months ended June 30, 2026, $2.1 million, or 7.4%, more than revenues for the three months ended June 30, 2025.

Water sales revenue increased $1.3 million, or 5.8%, primarily the result of temporary rate increases as permitted under Delaware law, until permanent rates are determined by the Delaware Public Service Commission, or DEPSC, and an increase in the number of customers served.

Other utility operating revenue increased approximately $0.6 million, or 16.0%, primarily due to an increase in revenue related to industrial wastewater treatment services and an increase in wastewater revenue associated with additional residential and commercial customers.

Non-utility operating revenue increased approximately $0.2 million, or 10.2%, primarily due to an increase in Service Line Protection Plan, or SLP Plan, revenue, resulting from an increase in fees that were placed into effect on January 1, 2026 and an increase in the number of customers participating in the SLP Plans.

“Our solid financial results reflect continued growth across our service territories, including a 6.6% increase in wastewater customers over the past 12 months” said Nicki Taylor, Chair, President and CEO.

Operating expenses, excluding depreciation and income taxes, increased $1.2 million, or 7.6%.  Utility operating expenses increased $0.9 million, or 7.4%, primarily the result of a $0.5 million increase in payroll and employee benefit costs, a $0.2 million increase in supply and treatment costs, and a $0.2 million increase in administrative costs.  Non-utility operating expenses increased $0.3 million, or 28.1%, primarily due to an increase in plumbing repair costs associated with the SLP Plans.

Depreciation and amortization expense increased $0.1 million, or 3.1%, primarily due to additional depreciation from continued investment in utility plant related to providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Federal and state income tax expense increased $0.1 million, or 4.6%, primarily due to higher pre-tax book income.

Other income decreased $0.3 million, primarily due to a decrease in allowance for funds used during construction, or AFUDC, as a result of lower long-term construction activity subject to AFUDC.

Interest charges increased $0.2 million, primarily due to an increase in long-term debt interest related to higher borrowing levels on the Company’s promissory notes.

Year-to-Date Results

Diluted net income per share increased 6.1% to $1.21, compared to $1.14 for the same period in 2025.  Net income for the six months ended June 30, 2026 was $12.5 million, a $0.8 million, or 6.7%, increase compared to net income recorded during the six months ended June 30, 2025.

Revenues totaled $58.4 million for the six months ended June 30, 2026, $4.0 million, or 7.4%, more than revenues for the six months ended June 30, 2025.

Water sales revenue increased $2.9 million, or 6.5%, primarily the result of temporary rate increases as permitted under Delaware law, until permanent rates are determined by the DEPSC and an increase in the number of customers served.

Other utility operating revenue increased approximately $0.8 million, or 11.3%, primarily due to an increase in revenue related to industrial wastewater treatment services and an increase in wastewater revenue associated with additional residential and commercial customers.

Non-utility operating revenue increased approximately $0.4 million, or 9.9%, primarily due to an increase in SLP Plan revenue, resulting from an increase in fees that were placed into effect on January 1, 2026 and an increase in the number of customers participating in the SLP Plans.

Operating expenses, excluding depreciation and income taxes, increased $2.0 million, or 6.6%.  Utility operating expenses increased $1.8 million, or 7.1%, primarily the result of increases in payroll, employee benefit and supply and treatment costs.  Non-utility operating expenses increased $0.4 million, or 17.6%, primarily due to an increase in plumbing repair costs associated with the SLP Plans.

Depreciation and amortization expense increased $0.2 million, or 3.0%, primarily due to additional depreciation from continued investment in utility plant related to providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Federal and state income tax expense increased $0.3 million, or 7.6%, primarily due to higher pre-tax book income.

Other income decreased $0.5 million, primarily due to a decrease in AFUDC, as a result of lower long-term construction activity subject to AFUDC.

Interest charges increased $0.3 million, primarily due to an increase in long-term debt interest related to higher borrowing levels on the Company’s promissory notes and lines of credit.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality reliable service to customers, $25.9 million was invested in the first six months of 2026 in water and wastewater infrastructure projects.  These investments include installation of new mains, services and hydrants, renewals associated with the rehabilitation of aging infrastructure, upgrading and replacing meter reading equipment, installation of wastewater force mains, upgrading existing pumping and treatment stations, including PFAS treatment upgrades, and construction of new wastewater treatment plants, to better serve our customers.

“Water and wastewater utilities face the unique and challenging responsibility of reliably delivering safe drinking water, protecting the environment, and complying with evolving federal and state regulations,” said Nicki Taylor, Chair, President and CEO. “Our capital program is focused on supporting the long-term needs of the communities we serve by addressing aging infrastructure, enhancing system resiliency, and meeting these obligations.”

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and several other related core business services, on the Delmarva Peninsula.  Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905.

Forward Looking Statements
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, recovery of investments in water utility plant and increased operating costs in rates charged to customers as presented in our current filing before the Delaware Public Service Commission, our growth strategy, our expectations regarding infrastructure investments, our ability to comply with future regulatory standards, continued growth in our business and the number of customers served, and our continued provision of high-quality, reliable service to customers.  These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approval, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission.  While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey
(302) 453-6900
VEisenbrey@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30, 2026	Three months ended June 30, 2025	Six months ended June 30, 2026	Six months ended June 30, 2025
Operating Revenues				
Water sales	$ 24,429	$ 23,083	$ 46,621	$ 43,771
Other utility operating revenue	4,221	3,639	7,787	6,997
Non-utility operating revenue	2,014	1,827	4,029	3,667
	30,664	28,549	58,437	54,435
Operating Expenses				
Utility operating expenses	13,436	12,505	26,589	24,830
Non-utility operating expenses	1,293	1,009	2,507	2,131
Depreciation and amortization	3,520	3,414	6,972	6,771
State and federal income taxes	2,262	2,163	4,322	4,015
Property and other taxes	1,538	1,603	3,157	3,288
	22,049	20,694	43,547	41,035
Operating Income	8,615	7,855	14,890	13,400
Allowance for funds used during construction	260	619	759	1,186
Miscellaneous	44	(29)	1,431	1,459
Income Before Interest Charges	8,919	8,445	17,080	16,045
Interest Charges	2,344	2,155	4,571	4,320
Net Income	$ 6,575	$ 6,290	$ 12,509	$ 11,725
Weighted Average Common Shares Outstanding - Basic	10,325	10,308	10,321	10,305
Net Income per Common Share - Basic	$ 0.64	$ 0.61	$ 1.21	$ 1.14
Weighted Average Common Shares Outstanding - Diluted	10,330	10,310	10,327	10,308
Net Income per Common Share - Diluted	$ 0.64	$ 0.61	$ 1.21	$ 1.14

Artesian Resources Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets		
Utility Plant, at original cost less accumulated depreciation	$ 825,816	$ 801,694
Current Assets	30,839	21,417
Regulatory and Other Assets	27,357	28,118
	$ 884,012	$ 851,229
Capitalization and Liabilities		
Stockholders' Equity	$ 256,236	$ 249,922
Long Term Debt, Net of Current Portion	182,551	174,276
Current Liabilities	30,388	33,722
Net Advances for Construction	344	374
Contributions in Aid of Construction	332,574	311,076
Other Liabilities	81,919	81,859
	$ 884,012	$ 851,229